Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

OPINION OF DAVIS POLK & WARDWELL LLP

October 27, 2020

Sunshine Silver Mining & Refining Corporation
8400 E. Crescent Parkway, Suite 600
Greenwood Village, CO 80111

Ladies and Gentlemen:

Sunshine Silver Mining & Refining Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (i) a Registration Statement on Form S-1 (Registration No. 333-249224) (the “Initial Registration Statement”) and (ii) a Registration Statement on Form S-1 (the “Rule 462(b) Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, 24,644,500 shares of its common stock, par value $0.001 per share (the “Securities”), including 3,214,500 shares subject to the underwriters’ over-allotment option.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Initial Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is intended solely for use in connection with the sale of the Securities subject to the Rule 462(b) Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ DAVIS POLK & WARDWELL LLP